Exhibit 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-209924 and No. 333-206553, respectively, on Form S-8 of our report dated April 26, 2019, relating to the financial statements and financial statement schedule of Jupai Holdings Limited (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the convenience translation of Renminbi amounts to U.S. dollar amounts), appearing in this Annual Report on Form 20-F of Jupai Holdings Limited for the year ended December 31, 2018.

/s/ Deloitte Touche Tohmatsu Certified Public Accountants LLP

Shanghai, China
April 26, 2019